Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410
August 2, 2011
FOR ADDITIONAL INFORMATION

Media Mike Banas Communications Manager (219) 647-5581 mbanas@nisource.com	Investors Randy Hulen Managing Director, Investor Relations (219) 647-5688 rghulen@nisource.com
NiSource Reports Second Quarter 2011 Results
•	Earnings in line with 2011 guidance

•	Settlement filed in Indiana electric rate case

•	Infrastructure enhancements, growth investments on track
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced net operating earnings from continuing operations (non-GAAP) of $45.6 million, or $0.17 per share for the three months ended June 30, 2011, compared to $37.0 million, or $0.13 per share for the second quarter of 2010. Operating earnings for the quarter (non-GAAP) were $162.2 million compared to $154.0 million for the same period in 2010.
On a GAAP basis, NiSource reported income from continuing operations for the three months ended June 30, 2011, of $39.5 million, or $0.14 per share, compared with $28.0 million, or $0.10 per share in the same period a year ago. Operating income was $163.3 million for the second quarter of 2011 compared with $139.2 million in the year-ago period. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.
“NiSource delivered another quarter of solid financial and operational performance, punctuated by significant accomplishments involving nearly all aspects of our business plan,” NiSource President and Chief Executive Officer Robert C. Skaggs Jr. said. “From the settlement of our electric rate case in Indiana, to the achievement of key regulatory, commercial and infrastructure milestones across each of our businesses, our team continues to create innovative energy solutions for our customers and sustainable value for shareholders.”
Skaggs noted that NiSource remains on track to deliver net operating earnings from continuing operations in line with its 2011 outlook of $1.25 to $1.35 per share (non-GAAP). He also highlighted a series of recent business accomplishments across the company, including:

Indiana electric rate case settlement
On July 18, NiSource’s Northern Indiana Public Service Company (NIPSCO) filed a broad-based settlement agreement which, if approved by the Indiana Utility Regulatory Commission (IURC), would resolve the company’s Nov. 2010 electric base rate case. A product of months of extensive discussions with its customers and key regulatory stakeholders, the settlement provides NIPSCO with the foundation to make ongoing investments in northern Indiana’s energy infrastructure to help fuel job creation and economic growth and to earn a reasonable return on its investment for shareholders on a sustainable basis.
“Working collaboratively with stakeholders, the settlement represents a balanced agreement that supports NIPSCO’s ability to provide Indiana families, businesses and industries with the affordable, reliable and environmentally sustainable power they need now and for the future,” Skaggs said.
Pending IURC approval, NIPSCO anticipates that new rates could be effective in late 2011 or early 2012.
NIPSCO’s electric operations also continue to make progress on a variety of new customer programs and environmental initiatives.
•	On July 13, the company received approval from the IURC to significantly improve NIPSCO’s ability to purchase customer-generated electricity from renewable energy projects. The program, supported by consumer and environmental groups, also allows customers to generate more of their own electricity using renewable energy to reduce their utility costs.

•	On July 27, the IURC also approved NIPSCO’s request for new electric energy efficiency programs for its electric customers. Programs include appliance recycling, commercial and industrial efficiency project incentives and expanded energy education.

•	Construction also remains on schedule for a Flue Gas Desulfurization unit at NIPSCO’s Schahfer generating station. This clean-air project is part of the company’s significant environmental improvements at its electric generating stations — an investment of between $570 million and $840 million planned over the next eight years.
Pipeline and storage growth initiatives
NiSource Gas Transmission & Storage (NGT&S) continues to leverage its strategic asset base and geographic footprint in the natural gas-rich Marcellus Shale production area to position itself for ongoing growth.
In the Marcellus region, NGT&S completed its Southern Appalachian and Clendenin projects during the second quarter, providing more than 180,000 dekatherms per day of contracted firm transportation capacity for its customers. Other Marcellus-related projects in progress include the Rimersburg Expansion in central Pennsylvania, the Smithfield project in West Virginia and the Line WB Expansion in Virginia and Kentucky. These producer-driven projects, of which a significant portion are fully subscribed with long-term contracts or binding precedent agreements, will add up to 525,000 dekatherms per day of firm transportation.

As part of its ongoing strategy to exploit its Marcellus area pipeline and storage asset position, NGT&S recently announced the appointment of several key new leaders. They include veteran energy leader Joe Blount who will serve as president of NiSource Energy Ventures. Blount’s responsibilities will include all of NGT&S’ midstream activities, its partnership interests in Millennium Pipeline and Hardy Storage Company, and a number of other related commercial activities. Among those reporting to Blount will be John Bonn, recently appointed as president of NiSource Midstream Services, which is focused on capitalizing on the company’s extensive opportunities in the Marcellus supply region.
“We’ve deepened our leadership ranks at NGT&S to continue to meet our aggressive targets for project origination, execution and earnings growth from investments across our system and, in particular, in the Marcellus Shale production area,” Skaggs said. “The team is aggressively developing and pursuing an inventory of low-risk, accretive infrastructure investments that meet the needs of our customers and provide long-term value for our shareholders.”
In addition to its supply-driven Marcellus development activities, NGT&S continues to actively develop infrastructure projects to serve new natural gas-fueled electric generation markets, involving both new generation facilities as well as coal conversion opportunities. For example, in May, Columbia Gas Transmission filed an application with the Federal Energy Regulatory Commission (FERC) to construct the pipeline infrastructure to serve Virginia Electric and Power Company’s planned 1,329 megawatt gas-fired generation facility in Warren County, Va. The project would provide approximately 250,000 dekatherms per day of long-term, firm transportation with an in-service date of mid-2014.
On the regulatory front, Columbia Gulf Transmission placed new rates into effect, subject to refund, on May 1, 2011, as part of its Nov. 2010 rate case filing with the FERC. Columbia Gulf and the parties to the case are actively engaged in settlement discussions to resolve the case.
Gas distribution infrastructure, regulatory programs
NiSource Gas Distribution (NGD) continues to advance its strategy of combining long-term infrastructure replacement and customer programs with complementary regulatory initiatives.
On July 1, Columbia Gas of Pennsylvania filed a partial settlement in the company’s base rate case filed on Jan. 14, 2011, with the Pennsylvania Public Utility Commission. Two items, including rate design for residential customers, will be resolved through a formal hearing process, and a recommendation is expected this month. If approved, the settlement will authorize a revenue increase of $17 million annually. A decision is expected, with new rates in effect, during the fourth quarter of this year.
NiSource’s gas distribution companies also remain on track with their extensive infrastructure modernization and replacement programs designed to ensure safe and reliable service. These include programs at Columbia Gas of Ohio, Columbia Gas of Pennsylvania, Columbia Gas of Massachusetts and Columbia Gas of Kentucky. In addition, Columbia Gas of Virginia has filed an application with its state commission to accelerate recovery of its infrastructure projects. All of these investments are part of NGDs more than $4 billion replacement program scheduled over the next 20 to 25 years.

Liquidity and financial management
In June, NiSource issued $400 million in 30-year notes as part of the company’s ongoing focus on enhancing its long-term financial strength and flexibility. The issuance takes advantage of the attractive interest rate environment and will be used to repay short-term bank borrowings under the company’s $1.5 billion revolving credit facility. Also in June, NiSource introduced a $500 million commercial paper program, which further diversifies the company’s short-term funding sources and is fully supported by the revolving credit facility.
“We remain committed to the principle of thoughtful and disciplined financial management,” Skaggs said. “This strategy has enabled us to strengthen our financial foundation and increase our ongoing capital expenditure levels to meet customer needs and deliver value to our shareholders.”
The company’s overall 2011 capital investment program amounts to approximately $1.1 billion, a level it expects to maintain or increase in the years ahead.
Second Quarter 2011 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the quarter ended June 30, 2011, were $162.2 million, compared to $154.0 million in the second quarter of 2010. Refer to Schedule 2 for the items included in 2011 and 2010 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the quarter ended June 30, 2011 are discussed below.
NiSource Gas Distribution reported operating earnings for the current quarter of $48.7 million compared to $35.9 million in the second quarter of 2010. Net revenues, excluding the impact of trackers, increased by $0.4 million, primarily attributable to increased residential and commercial margins due to NIPSCO’s change from a volumetric-based rate design to one with a higher fixed charge. The new rate design provides a greater proportion of recovery through the monthly fixed customer charge for certain customer classes. Additionally, there was an increase in other regulatory and service programs largely due to new rates under Columbia Gas of Ohio’s approved infrastructure replacement program and rate cases at various other utilities. These increases in net revenues were partially offset by a decrease in off-system sales.
Operating expenses, excluding trackers, were $12.4 million lower than the comparable 2010 period primarily as a result of lower depreciation costs due to reduced depreciation rates. This decrease was partially offset by increases in employee and administrative expenses.
NiSource Gas Transmission and Storage reported operating earnings for the current quarter of $84.7 million compared to $74.9 million in the second quarter of 2010. Net revenues, excluding the impact of trackers, increased by $14.3 million, primarily attributable to an increase in demand margin revenue as a result of growth projects placed into service in the second half of 2010 and the impact of new Columbia Gulf rates, subject to refund, put into effect May 1, 2011.
Operating expenses, excluding the impact of trackers, increased $6.4 million from the comparable 2010 period due to increased employee and administrative expenses and depreciation.

Equity earnings increased $1.9 million primarily due to non-recurrence of 2010 hedge ineffectiveness charges for Millennium Pipeline, partially offset by Millennium’s higher current year interest costs resulting from its Aug. 2010 debt refinancing.
NiSource Electric reported operating earnings for the current quarter of $37.3 million compared to $48.3 million in the second quarter of 2010. Net revenues, excluding the impact of trackers, increased by $0.2 million primarily due to increased industrial usage and margins as a result of improved economic conditions partially offset by decreased residential and commercial margins.
Operating expenses, excluding the impact of trackers, increased by $11.2 million primarily attributable to higher electric generation costs due to an increase in outage durations and higher employee and administrative expenses.
Corporate and Other reported an operating earnings loss of $8.5 million for the current quarter compared to an operating earnings loss of $5.1 million in the second quarter of 2010.
Other Items
Interest expense decreased by $4.0 million due to the Nov. 2010 long-term debt maturity and the Dec. 2010 tender offer repurchase of long-term debt. The benefits were partially offset by incremental interest expense associated with the swap maturity in Nov. 2010, the issuance of long-term debt in Dec. 2010 and higher average short-term borrowings and rates.
Other-net reflected income of $0.6 million in 2011 compared to income of $2.6 million in 2010. The effective tax rate of net operating earnings was 33.3 percent compared to 36.4 percent for the same period last year.
Six-Month Period 2011 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the six months ended June 30, 2011, were $557.1 million, compared to $559.1 million for the same period in 2010. Refer to Schedule 2 for the items included in 2011 and 2010 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the six months ended June 30, 2011 are discussed below.
NiSource Gas Distribution reported operating earnings of $285.8 million compared to $270.6 million reported for the first six months of 2010. Net revenues, excluding the impact of regulatory trackers, decreased $8.0 million primarily attributable to a decrease in off-system sales and lower residential and commercial margins due to NIPSCO’s change from a volumetric-based rate design to one with a higher fixed charge. The new rate design provides a greater proportion of recovery through the monthly fixed customer charge for certain customer classes. These decreases were partially offset by an increase in other regulatory and service programs largely due to new rates under Columbia Gas of Ohio’s approved infrastructure replacement program and rate cases at various other utilities.
Operating expenses, excluding the impact of trackers, were $23.2 million lower than the comparable period in the prior year primarily due to lower depreciation costs as a result of reduced depreciation rates at NIPSCO and decreased uncollectible accounts. These decreases were partially offset by an increase in employee and administrative costs.

NiSource Gas Transmission and Storage reported operating earnings of $203.2 million versus operating earnings of $200.8 million in the first six months of 2010. Net revenues, excluding trackers, increased $14.0 million primarily attributable to an increase in demand margin revenue as a result of growth projects placed into service in the second half of 2010 and the impact of new Columbia Gulf rates put into effect, subject to refund, on May 1, 2011. These increases were partially offset by the recognition of revenue in the prior year related to a previously deferred gain for native gas and fees received from a contract buyout.
Operating expenses, excluding trackers, increased by $9.1 million primarily due to higher employee and administration expense, increased maintenance and outside service costs and higher depreciation.
Equity earnings decreased by $2.5 million primarily from Millennium Pipeline’s higher interest costs resulting from the Aug. 2010 debt refinancing partially offset by the non-recurrence of 2010 hedge ineffectiveness charges at Millennium.
NiSource Electric reported operating earnings of $79.2 million for the first six months of 2011, compared with operating earnings of $94.5 million for the prior year period. Net revenues, excluding trackers, increased by $9.1 million primarily due to increased industrial usage and margins as a result of improved economic conditions partially offset by decreased residential and commercial margins.
Operating expenses, excluding trackers, increased by $24.4 million due primarily to higher electric generation costs as a result of an increase in outage duration, a regulatory adjustment and higher employee and administrative expenses.
Corporate and Other reported an operating earnings loss of $11.1 million in the first six months of 2011, compared to an operating earnings loss of $6.8 million in the first six months of 2010.
Other Items
Interest expense decreased by $13.0 million due to the Nov. 2010 long-term debt maturity and the Dec. 2010 tender offer repurchase of long-term debt. The benefits were partially offset by incremental interest expense associated with the swap maturity in Nov. 2010, the issuance of long-term debt in Dec. 2010 and higher average short-term borrowings and rates.
The effective tax rate of net operating earnings was 34.2 percent compared to 35.9 percent for the same period last year.
Income from Continuing Operations (GAAP)
As noted above, on a GAAP basis, NiSource reported net income from continuing operations for the three months ended June 30, 2011, of $39.5 million, or $0.14 per share, compared with $28.0 million, or $0.10 per share, in the same period a year ago. Operating income was $163.3 million for the second quarter of 2011, compared with $139.2 million in the year-ago period.
On a GAAP basis, NiSource reported net income from continuing operations for the six months ended June 30, 2011, of $244.3 million, or $0.87 per share, compared with $225.4 million, or $0.81 per share last year. Operating income was $562.5 million for the first six months of 2011 versus $542.6 million in the year-ago period.

Refer to Schedule 1 for a complete list of the items included in 2011 and 2010 GAAP income from Continuing Operations but excluded from net operating earnings.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this news release are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; actual operating experience of NiSource’s assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counter-party credit risk, and the matters set forth in the “Risk Factors” section in NiSource’s 2010 Form 10-K and subsequent reports on Form 10-Q, many of which risks are beyond the control of NiSource. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

NiSource Inc.
Consolidated Net Operating Earnings (Non GAAP)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions,except per share amounts)	2011	2010	2011	2010

Net Revenues
Gas Distribution	$502.7	$471.7	$1,870.3	$1,812.0
Gas Transportation and Storage	307.3	264.3	710.3	634.8
Electric	346.6	339.3	692.4	657.6
Other	24.4	19.8	48.2	41.7

Gross Revenues	1,181.0	1,095.1	3,321.2	3,146.1
Cost of Sales (excluding depreciation and amortization)	417.7	349.8	1,503.5	1,330.8

Total Net Revenues	763.3	745.3	1,817.7	1,815.3

Operating Expenses
Operation and maintenance	366.5	338.9	712.1	668.7
Operation and maintenance — trackers	34.9	37.2	120.3	144.2
Depreciation and amortization	131.0	148.5	266.5	295.9
Depreciation and amortization — trackers	3.5	3.1	6.9	5.5
Other taxes	51.3	51.3	108.4	106.1
Other taxes — trackers	16.2	12.7	51.7	43.6

Total Operating Expenses	603.4	591.7	1,265.9	1,264.0

Equity Earnings in Unconsolidated Affiliates	2.3	0.4	5.3	7.8

Operating Earnings	162.2	154.0	557.1	559.1

Other Income (Deductions)
Interest expense, net	(94.4)	(98.4)	(184.2)	(197.2)
Other, net	0.6	2.6	3.9	5.2

Total Other Deductions	(93.8)	(95.8)	(180.3)	(192.0)

Operating Earnings From Continuing Operations
Before Income Taxes	68.4	58.2	376.8	367.1
Income Taxes	22.8	21.2	128.9	131.7

Net Operating Earnings from Continuing Operations	45.6	37.0	247.9	235.4

GAAP Adjustment	(6.1)	(9.0)	(3.6)	(10.0)

GAAP Income from Continuing Operations	$39.5	$28.0	$244.3	$225.4

Basic Net Operating Earnings Per Share from Continuing Operations	0.17	0.13	0.89	0.85

GAAP Basic Earnings Per Share from Continuing Operations	0.14	0.10	0.87	0.81

Basic Average Common Shares Outstanding	280.2	277.6	279.8	277.3

NiSource Inc.
Segment Operating Earnings (Non GAAP)
(unaudited)

	Three Months		Six Months
Gas Distribution Operations	Ended June 30,		Ended June 30,
(in millions)	2011	2010	2011	2010

Net Revenues
Sales Revenues	$632.2	$572.1	$2,213.3	$2,122.5
Less: Cost of gas sold	316.9	255.5	1,314.8	1,197.5

Net Revenues	315.3	316.6	898.5	925.0

Operating Expenses
Operation and maintenance	170.7	163.0	344.1	330.6
Operation and maintenance — trackers	16.7	21.8	85.5	112.0
Depreciation and amortization	43.6	63.4	86.6	125.9
Other taxes	19.4	19.7	44.8	42.2
Other taxes — trackers	16.2	12.8	51.7	43.7

Total Operating Expenses	266.6	280.7	612.7	654.4

Operating Earnings	$48.7	$35.9	$285.8	$270.6

GAAP Adjustment	(2.3)	(17.4)	2.2	(17.0)

GAAP Operating Income	$46.4	$18.5	$288.0	$253.6

	Three Months		Six Months
Gas Transmission and Storage Operations	Ended June 30,		Ended June 30,
(in millions)	2011	2010	2011	2010

Net Revenues
Transportation revenues	$174.7	$161.7	$374.4	$358.9
Storage revenues	49.4	49.7	99.9	99.1
Other revenues	9.4	5.9	14.6	15.9

Net Operating Revenues	233.5	217.3	488.9	473.9

Operating Expenses
Operation and maintenance	88.1	83.2	168.5	159.9
Operation and maintenance — trackers	15.1	13.2	29.2	28.2
Depreciation and amortization	32.8	31.5	65.5	63.0
Other taxes	15.1	14.9	27.8	29.8

Total Operating Expenses	151.1	142.8	291.0	280.9

Equity Earnings in Unconsolidated Affiliates	2.3	0.4	5.3	7.8

Operating Earnings	$84.7	$74.9	$203.2	$200.8

GAAP Adjustment	—	—	—	—

GAAP Operating Income	$84.7	$74.9	$203.2	$200.8

NiSource Inc.
Segment Operating Earnings (Non GAAP)
(unaudited)

	Three Months		Six Months
Electric Operations	Ended June 30,		Ended June 30,
(in millions)	2011	2010	2011	2010

Net Revenues
Sales revenues	$348.6	$341.3	$696.2	$661.7
Less: Cost of sales	136.7	130.9	269.9	247.5

Net Revenues	211.9	210.4	426.3	414.2

Operating Expenses
Operation and maintenance	105.0	92.6	199.7	181.4
Operation and maintenance — trackers	3.1	2.2	5.6	4.0
Depreciation and amortization	49.9	49.8	105.5	99.7
Depreciation and amortization — trackers	3.5	3.1	6.9	5.5
Other taxes	13.1	14.4	29.4	29.1

Total Operating Expenses	174.6	162.1	347.1	319.7

Operating Earnings	$37.3	$48.3	$79.2	$94.5

GAAP Adjustment	2.5	1.3	3.8	0.2

GAAP Operating Income	$39.8	$49.6	$83.0	$94.7

	Three Months		Six Months
Corporate and Other Operations	Ended June 30,		Ended June 30,
(in millions)	2011	2010	2011	2010

Operating Loss	$(8.5)	$(5.1)	$(11.1)	$(6.8)

GAAP Adjustment	0.9	1.3	(0.6)	0.3

GAAP Operating Loss	$(7.6)	$(3.8)	$(11.7)	$(6.5)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months		Six Months
Gas Distribution Operations	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Sales and Transportation (MMDth)
Residential	33.6	25.9	168.1	155.2
Commercial	26.7	23.2	104.3	96.0
Industrial	100.8	85.1	219.7	186.0
Off System	20.4	27.2	37.9	43.1
Other	0.2	0.2	0.5	0.7

Total	181.7	161.6	530.5	481.0

Weather Adjustment	2.3	13.2	(5.0)	13.5

Sales and Transportation Volumes — Excluding Weather	184.0	174.8	525.5	494.5

Heating Degree Days	566	408	3,580	3,298
Normal Heating Degree Days	608	608	3,508	3,508
% Colder (Warmer) than Normal	(7%)	(33%)	2%	(6%)

Customers
Residential			3,005,423	3,003,035
Commercial			277,508	275,246
Industrial			7,648	7,707
Other			64	81

Total			3,290,643	3,286,069

	Three Months		Six Months
Gas Transmission and Storage Operations	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Throughput (MMDth)
Columbia Transmission	204.9	171.5	631.5	559.0
Columbia Gulf	263.1	197.1	507.1	400.0
Crossroads Gas Pipeline	5.6	5.6	10.7	13.7
Intrasegment eliminations	(147.7)	(142.6)	(300.3)	(281.6)

Total	325.9	231.6	849.0	691.1

NiSource Inc.
Segment Volumes and Statistical Data (continued)

	Three Months		Six Months
Electric Operations	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Sales (Gigawatt Hours)
Residential	784.4	810.5	1,640.2	1,657.5
Commercial	946.6	952.0	1,871.5	1,887.3
Industrial	2,325.7	2,111.0	4,768.1	4,141.8
Wholesale	200.2	172.3	267.3	305.7
Other	37.1	39.8	81.6	81.2

Total	4,294.0	4,085.6	8,628.7	8,073.5

Weather Adjustment	(33.5)	(19.8)	(51.0)	(14.3)

Sales — Volumes Excluding Weather impacts	4,260.5	4,065.8	8,577.7	8,059.2

Cooling Degree Days	258	277	258	277
Normal Cooling Degree Days	230	230	230	230
% Warmer (Colder) than Normal	12%	20%	12%	20%

Electric Customers
Residential			399,473	399,856
Commercial			53,861	53,656
Industrial			2,425	2,426
Wholesale			15	15
Other			737	742

Total			456,511	456,695

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions,except per share amounts)	2011	2010	2011	2010

Net Operating Earnings from Continuing Operations (Non-GAAP)	$45.6	$37.0	$247.9	$235.4

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	0.2	(10.5)	6.0	(10.1)
Revenue adjustment	—	(5.7)	—	(5.7)
Unregulated natural gas marketing business	2.3	2.9	3.4	4.9
Operating Expenses:
Restructuring	—	0.1	—	(0.9)
Unregulated natural gas marketing business	(1.4)	(1.6)	(3.4)	(4.6)
Gain/Loss on sale of assets and asset impairments	—	—	(0.6)	(0.1)

Total items excluded from operating earnings	1.1	(14.8)	5.4	(16.5)

Tax effect of above items	(0.4)	5.8	(2.2)	6.5

Other income tax adjustments — Indiana House Bill 1004	(6.8)	—	(6.8)	—

Total items excluded from net operating earnings	(6.1)	(9.0)	(3.6)	(10.0)

Reported Income from Continuing Operations — GAAP	$39.5	$28.0	$244.3	$225.4

Basic Average Common Shares Outstanding	280.2	277.6	279.8	277.3

Basic Net Operating Earnings Per Share from Continuing Operations	$0.17	$0.13	$0.89	$0.85

Items excluded from net operating earnings (after-tax)	(0.03)	(0.03)	(0.02)	(0.04)

GAAP Basic Earnings Per Share from Continuing Operations	$0.14	$0.10	$0.87	$0.81

NiSource Inc.
Schedule 2 — Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended June 30,
(unaudited)
2011 (in millions)

		Gas
	Gas	Transmission		Corporate
	Distribution	and Storage	Electric	& Other	Total

Operating Earnings (Loss)	$48.7	$84.7	$37.3	$(8.5)	$162.2

Net Revenues:
Weather (compared to normal)	(2.3)	—	2.5	—	0.2
Unregulated natural gas marketing business	—	—	—	2.3	2.3

Total Impact — Net Revenues	(2.3)	—	2.5	2.3	2.5

Operating Expenses
Unregulated natural gas marketing business	—	—	—	(1.4)	(1.4)

Total Impact — Operating Expenses	—	—	—	(1.4)	(1.4)

Total Impact — Operating Income (Loss)	$(2.3)	$—	$2.5	$0.9	$1.1

Operating Income (Loss) — GAAP	$46.4	$84.7	$39.8	$(7.6)	$163.3

2010 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Corporate	Total

Operating Earnings (Loss)	$35.9	$74.9	$48.3	$(5.1)	$154.0

Net Revenues:
Weather (compared to normal)	(11.7)	—	1.2	—	(10.5)
Revenue adjustment	(5.7)	—	—	—	(5.7)
Unregulated natural gas marketing business	—	—	—	2.9	2.9

Total Impact — Net Revenues	(17.4)	—	1.2	2.9	(13.3)

Operating Expenses
Restructuring	—	—	0.1	—	0.1
Unregulated natural gas marketing business	—	—	—	(1.6)	(1.6)

Total Impact — Operating Income (Loss)	—	—	0.1	(1.6)	(1.5)

Total Impact — Operating Income (Loss)	$(17.4)	$—	$1.3	$1.3	$(14.8)

Operating Income (Loss) — GAAP	$18.5	$74.9	$49.6	$(3.8)	$139.2

NiSource Inc.
Schedule 2 — Adjustments by Segment from Operating Earnings to GAAP
For Six Months ended June 30,
(unaudited)
2011 (in millions)

		Gas
	Gas	Transmission		Corporate
	Distribution	and Storage	Electric	and Other	Total

Operating Earnings (Loss)	$285.8	$203.2	$79.2	$(11.1)	$557.1

Net Revenues:
Weather (compared to normal)	2.2	—	3.8	—	6.0
Unregulated natural gas marketing business	—	—	—	3.4	3.4

Total Impact — Net Revenues	2.2	—	3.8	3.4	9.4

Operating Expenses
Unregulated natural gas marketing business	—	—	—	(3.4)	(3.4)
Gain/(Loss) on sale of assets and asset impairments	—	—	—	(0.6)	(0.6)

Total Impact — Operating Expenses	—	—	—	(4.0)	(4.0)

Total Impact — Operating Income (Loss)	$2.2	$—	$3.8	$(0.6)	$5.4

Operating Income (Loss) — GAAP	$288.0	$203.2	$83.0	$(11.7)	$562.5

2010 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Corporate	Total

Operating Earnings (Loss)	$270.6	$200.8	$94.5	$(6.8)	$559.1

Net Revenues:
Weather (compared to normal)	(10.9)	—	0.8	—	(10.1)
Revenue adjustment	(5.7)	—	—	—	(5.7)
Unregulated natural gas marketing business	—	—	—	4.9	4.9

Total Impact — Net Revenues	(16.6)	—	0.8	4.9	(10.9)

Operating Expenses
Restructuring	(0.3)	—	(0.6)	—	(0.9)
Unregulated natural gas marketing business	—	—	—	(4.6)	(4.6)
Gain/(Loss) on sale of assets and asset impairments	(0.1)	—	—	—	(0.1)

Total Impact — Operating Expenses	(0.4)	—	(0.6)	(4.6)	(5.6)

Total Impact — Operating Income (Loss)	$(17.0)	$—	$0.2	$0.3	$(16.5)

Operating Income (Loss) — GAAP	$253.6	$200.8	$94.7	$(6.5)	$542.6

NiSource Inc.
Consolidated Income Statement (GAAP)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2011	2010	2011	2010

Net Revenues
Gas Distribution	$500.4	$454.3	$1,872.4	$1,795.4
Gas Transportation and Storage	307.3	264.3	710.3	634.8
Electric	349.2	340.5	696.3	658.4
Other	71.4	112.0	181.5	441.2

Gross Revenues	1,228.3	1,171.1	3,460.5	3,529.8
Cost of Sales (excluding depreciation and amortization)	462.5	439.1	1,633.4	1,725.4

Total Net Revenues	765.8	732.0	1,827.1	1,804.4

Operating Expenses
Operation and maintenance	402.5	377.1	835.0	816.7
Depreciation and amortization	134.5	151.6	273.4	301.4
Impairment and loss on sale of assets, net	—	—	0.7	0.1
Other taxes	67.8	64.5	160.8	151.4

Total Operating Expenses	604.8	593.2	1,269.9	1,269.6

Equity Earnings in Unconsolidated Affiliates	2.3	0.4	5.3	7.8

Operating Income	163.3	139.2	562.5	542.6

Other Income (Deductions)
Interest expense, net	(94.4)	(98.4)	(184.2)	(197.2)
Other, net	0.6	2.6	3.9	5.2

Total Other Deductions	(93.8)	(95.8)	(180.3)	(192.0)

Income from Continuing Operations before Income Taxes	69.5	43.4	382.2	350.6
Income Tax Expense	30.0	15.4	137.9	125.2

Income from Continuing Operations	39.5	28.0	244.3	225.4

(Loss)/Income from Discontinued Operations — net of taxes	(0.6)	0.1	(0.2)	(0.1)
Gain on Disposition of Discontinued Operations — net of taxes	—	—	—	0.1

Net Income	$38.9	$28.1	$244.1	$225.4

Basic Earnings Per Share
Continuing operations	$0.14	$0.10	$0.87	$0.81
Discontinued operations	—	—	—	—

Basic Earnings Per Share	$0.14	$0.10	$0.87	$0.81

Diluted Earnings Per Share
Continuing operations	$0.14	$0.10	$0.85	$0.81
Discontinued operations	—	—	—	—

Diluted Earnings Per Share	$0.14	$0.10	$0.85	$0.81

Dividends Declared Per Common Share	$0.23	$0.23	$0.69	$0.69

Basic Average Common Shares Outstanding	280.2	277.6	279.8	277.3
Diluted Average Common Shares	287.1	278.4	286.2	278.0

NiSource Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

	June 30,	December 31,
(in millions)	2011	2010

ASSETS
Property, Plant and Equipment
Utility Plant	$19,783.8	$19,494.9
Accumulated depreciation and amortization	(8,602.9)	(8,492.6)

Net utility plant	11,180.9	11,002.3

Other property, at cost, less accumulated depreciation	114.1	94.7

Net Property, Plant and Equipment	11,295.0	11,097.0

Investments and Other Assets
Assets of discontinued operations and assets held for sale	2.3	7.9
Unconsolidated affiliates	197.2	200.9
Total Investments and Other Assets	150.8	139.7

Total Investments and Other Assets	350.3	348.5

Current Assets
Cash and cash equivalents	59.9	9.2
Restricted cash	154.6	202.9
Accounts receivable (less reserve of $42 and $37.4, respectively)	638.3	1,079.3
Income tax receivable	1.2	99.0
Gas inventory	278.0	298.2
Underrecovered gas and fuel costs	24.7	135.7
Materials and supplies, at average cost	87.0	83.8
Electric production fuel, at average cost	44.9	46.0
Price risk management assets	116.0	159.5
Exchange gas receivable	118.2	62.7
Regulatory assets	121.9	151.8
Prepayments and other	100.4	120.8

Total Current Assets	1,745.1	2,448.9

Other Assets
Price risk management assets	190.6	240.3
Regulatory assets	1,622.2	1,650.4
Goodwill	3,677.3	3,677.3
Intangible assets	303.1	308.6
Postretirement and postemployment benefits assets	42.0	35.1
Deferred charges and other	120.7	132.7

Total Other Assets	5,955.9	6,044.4

Total Assets	$19,346.3	$19,938.8

NiSource Inc.
Consolidated Balance Sheets (continued) (GAAP)
(unaudited)

	June 30,	December 31,
(in millions, except share amounts)	2011	2010

CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 280,472,662 and 278,855,291 shares issued and outstanding, respectively	$2.8	$2.8
Additional paid-in capital	4,132.9	4,103.9
Retained earnings	952.6	901.8
Accumulated other comprehensive loss	(54.5)	(57.9)
Treasury stock	(30.4)	(27.4)

Total Common Stockholders’ Equity	5,003.4	4,923.2
Long-term debt, excluding amounts due within one year	6,340.0	5,936.1

Total Capitalization	11,343.4	10,859.3

Current Liabilities
Current portion of long-term debt	30.0	34.2
Short-term borrowings	870.4	1,382.5
Accounts payable	316.2	581.8
Dividends payable	64.6	0.1
Customer deposits and credits	183.1	318.1
Taxes accrued	179.5	221.1
Interest accrued	114.4	114.4
Overrecovered gas and fuel costs	121.4	11.8
Price risk management liabilities	135.0	173.9
Exchange gas payable	155.4	266.1
Deferred revenue	5.0	6.8
Regulatory liabilities	83.5	92.9
Accrued liability for postretirement and postemployment benefits	23.3	23.3
Temporary LIFO liquidation credit	0.3	—
Legal and environmental reserves	46.0	86.0
Other accruals	230.0	336.4

Total Current Liabilities	2,558.1	3,649.4

Other Liabilities and Deferred Credits
Price risk management liabilities	127.8	181.6
Deferred income taxes	2,369.1	2,209.7
Deferred investment tax credits	31.3	33.7
Deferred credits	75.5	68.6
Deferred revenue	—	0.3
Accrued liability for postretirement and postemployment benefits	919.6	1,039.6
Regulatory liabilities and other removal costs	1,624.8	1,595.8
Asset retirement obligations	138.9	138.8
Other noncurrent liabilities	157.8	162.0

Total Other Liabilities and Deferred Credits	5,444.8	5,430.1

Total Capitalization and Liabilities	$19,346.3	$19,938.8

NiSource Inc.
Statements of Consolidated Cash Flows (GAAP)
(unaudited)

Six Months Ended June 30, (in millions)	2011	2010

Operating Activities
Net Income	$244.1	$225.4
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	273.4	301.4
Net changes in price risk management assets and liabilities	15.3	4.4
Deferred income taxes and investment tax credits	132.1	38.6
Deferred revenue	(2.6)	(17.2)
Stock compensation expense and 401(k) profit sharing contribution	17.2	6.0
Loss on sale of assets	—	0.1
Loss on impairment of assets	0.7	—
Income from unconsolidated affiliates	(4.4)	(7.8)
Gain on disposition of discontinued operations — net of taxes	—	(0.1)
Loss from discontinued operations — net of taxes	0.2	0.1
Amortization of debt related costs	4.2	5.4
AFUDC equity	(1.9)	(3.7)
Distributions of earnings received from equity investee	9.9	7.9
Changes in Assets and Liabilities:
Accounts receivable	434.6	245.1
Income tax receivable	97.8	24.8
Inventories	13.7	147.6
Accounts payable	(250.4)	(235.4)
Customer deposits and credits	(134.9)	(104.7)
Taxes accrued	(40.7)	6.2
Interest accrued	—	5.3
Over (Under) recovered gas and fuel costs	220.7	(252.3)
Exchange gas receivable/payable	(166.2)	(51.3)
Other accruals	(26.3)	(30.5)
Prepayments and other current assets	20.6	28.1
Regulatory assets/liabilities	28.3	98.3
Postretirement and postemployment benefits	(118.9)	1.7
Deferred credits	6.3	(3.6)
Deferred charges and other non-current assets	12.1	4.6
Other non-current liabilities	(4.84)	2.9

Net Operating Activities from Continuing Operations	780.1	447.3
Net Operating Activities used for Discontinued Operations	(44.1)	(44.8)

Net Cash Flows from Operating Activities	736.0	402.5

Investing Activities
Capital expenditures	(445.0)	(336.9)
Insurance recoveries	—	0.5
Proceeds from disposition of assets	9.4	0.3
Restricted cash withdrawals (deposits)	48.3	(38.0)
Contributions to equity investees	(0.1)	(0.3)
Other investing activities	(36.0)	(19.9)

Net Investing Activities used for Continuing Operations	(423.4)	(394.3)
Net Investing Activities from Discontinued Operations	—	0.4

Net Cash Flow used for Investing Activities	(423.4)	(393.9)

Financing Activities
Issuance of long-term debt	395.3	—
Retirement of long-term debt	(13.0)	(5.2)
Premiums and other debt related costs	(8.2)	—
Change in short-term borrowings, net	(512.2)	109.8
Issuance of common stock	7.9	6.8
Acquisition of treasury stock	(3.0)	(1.4)
Dividends paid — common stock	(128.7)	(127.6)

Net Cash Flow used for Financing Activities	(261.9)	(17.6)

Change in cash and cash equivalents from continuing operations	94.8	35.4
Cash contributions to discontinued operations	(44.1)	(44.4)
Cash and cash equivalents at beginning of period	9.2	16.4

Cash and Cash Equivalents at End of Period	$59.9	$7.4